Exhibit 10.1

Executive Officer Annual Cash Incentive Plan
State Bank Financial Corporation

1. Purpose and Concept of the Plan.

The purpose of this Executive Officer Annual Cash Incentive Plan (the “Plan”) for State Bank Financial Corporation (the “Company”) is to provide key officers of the Company, and/or its subsidiaries with the opportunity to earn cash incentive compensation for the achievement of specific identified Objectives, while taking into account any downward adjustments in calculated incentives for selected Performance Factors, as described below. Throughout this Plan, the term the “Companies” will be used to collectively refer to the Company, and its subsidiaries. Certain capitalized terms used in the Plan that are not otherwise specifically defined are defined in Section 2 below.

The Plan focuses Participants (defined below) on achieving performance results that reflect strong earnings, balanced by attention to the safety and soundness of the Companies, each of which are supportive of shareholder interests. The Plan is administered by the Independent Directors Committee of the Company, in its role as the Company’s Compensation Committee (the “Committee”). Annually, the Committee shall approve eligible participants (each, a “Participant,” collectively, the “Participants”), set the potential level of incentives that may be earned under the Plan (the “Potential Incentives”), review results and incentive calculations, and approve the payment of cash incentives awarded under the Plan. The Committee will also select and approve Objectives (as defined below) in consultation with the Company’s Chief Executive Officer or his or her designees as soon as practicable after the start of the Plan Year, from a comprehensive set of key performance goals with measurable outcomes. An “Objective” (collectively, the “Objectives”) means key measurable performance goals of the Companies, which may include, but are not limited to, one or more of the following items:

•	Various measures of earnings

•	Rates of return (including balance-sheet returns on assets and equity, and market returns)

•	Balance sheet growth (e.g., loans, deposits, etc.)

•	Efficient management of assets, liabilities, and expenses

•	Asset / credit quality

•	Regulatory relations and compliance

•	Key balance sheet and income statement ratios

•	Market share and growth in served markets

•	Collection, recovery, charge-off, and bankruptcy activity

In addition, the Committee in consultation with the Company’s Chief Executive Officer or his or her designees may also select from other performance factors, which are collective measurements of the performance of the Company that are more subjective in nature (each, a “Performance Factor”), such as customer satisfaction, employee management and development, regulatory standing of the Companies, evaluation of merger and acquisition activities, adherence to policies and procedures, and maintenance of the highest ethical standards.

In the Companies’ overall compensation strategy, the Plan plays the role of annual performance-based, variable cash compensation and is carefully balanced with the Participants’ long-term compensation, which primarily takes the form of equity, awarded under the 2011 Omnibus Equity Compensation Plan. The overriding goal of the Plan is to promote a balance between strong operating results and building durable shareholder value. The Plan’s design and administration is also founded on the principles of sound incentive compensation as established by regulatory agencies and the monitoring and elimination of Plan elements that may contribute to unnecessary or excessive risk-taking by a Participant.

2. Definitions.

“Plan Year” – Means a fiscal year of the Company.

“Target” – The performance level on an Objective at which, if achieved, the Target Incentive for that Objective is earned.

“Target Incentive” – The maximum cash incentive award possible under the Plan for performance at Target for a particular Objective. The Target Incentive for a specific Objective is the product of the Total Target Incentive and the Weight assigned to such Objective.

“Total Target Incentive” – The maximum cash incentive award possible under the Plan if the Target level of performance for all Objectives is met (and not exceeded), expressed as a percent of the Participant’s base salary in effect when he or she is selected for participation in the Plan, which may be earned in a particular Plan Year.

“Threshold” – The performance level on an Objective at which, if achieved, the Threshold Incentive for that Objective is earned. Performance below the Threshold earns no incentives for that Objective.

“Threshold Incentive” – The maximum cash incentive award possible under the Plan for performance at Threshold for a particular Objective. The Threshold Incentive for a specific Objective is the product of the Total Threshold Incentive and the Weight assigned such Objective.

“Total Threshold Incentive” – The maximum cash incentive award possible under the Plan if the Threshold level of performance for all Objectives is met (and not exceeded), expressed as a percent of the Participant’s base salary in effect when he or she is selected for participation in the Plan, which may be earned in a particular Plan Year.

“Stretch” – The performance level on an Objective at which, if achieved, the Stretch Incentive for that Objective is earned. If performance exceeds the Stretch level for any Objective, no further incentive above the Stretch Incentive for such Objective is earned.

“Stretch Incentive” – The maximum cash incentive award possible under the Plan for performance at Stretch for a particular Objective. The Stretch Incentive for a specific Objective is the product of the Total Stretch Incentive and the Weight assigned such Objective.

“Total Stretch Incentive” – The maximum cash incentive award possible under the Plan if the Stretch level of performance for all Objectives is met, expressed as a percent of the Participant’s base salary in effect when he or she is selected for participation in the Plan, which may be earned in a particular Plan Year. The Stretch Incentive for a specific Objective is the product of the Total Stretch Incentive and the Weight assigned such Objective. The Total Stretch Incentive is the maximum Potential Incentive that can be awarded under the Plan.

“Weight” – A specific number of percentage points assigned to an Objective that: (1) indicates its relative importance versus other Objectives; and (2) determines what portion of Total Threshold Incentive, Total Target Incentive, and Total Stretch Incentive, as applicable, can be earned for performance with respect to each specified Objective. Points may be positive or negative, with positive weights summing to 100% and negative weights summing to no more than -100%.

3. Plan Review.

For each Plan Year, the Committee shall review the Plan’s elements and design.

4. Eligibility for Participation.

An individual shall be eligible to become a Participant if he or she is an employee of any of the Companies. An individual shall be considered an “employee” for the purpose of determining eligibility as a Participant if there exists between the individual on the one hand and any of the Companies on the other hand, the legal and bona fide relationship of employer and employee.

5. Selection of Participants.

Annually, the Committee shall select and approve eligible employees to be Participants for the Plan Year. The Company’s Chief Executive Officer may also recommend Participants, excluding himself or herself, to the Committee for consideration.

The Committee may add new Participants during the Plan Year when an employee becomes eligible to become a Participant (resulting from promotion or initial hiring during the Plan Year, or otherwise at the Committee’s discretion). In the event a Participant becomes eligible during the Plan Year, his or her Potential Incentives under the Plan shall be prorated for that portion of the Plan Year during which he or she has become an eligible Participant. For example, if a Participant is hired on October 1 of a particular Plan Year, his or her Potential Incentives will be calculated as a percent of salary for the three (3) months that he or she became a Participant during the Plan Year. Ultimately, the Committee has discretion in determining the Potential Incentives under the Plan for part-year Participants.

Selection for participation in the Plan for a particular Plan Year does not guarantee that any incentives will be earned or that participation in the Plan will be authorized for future years.

6. Establishing Objectives, Performance Factors and Potential Incentives.

Annually the Committee, with input from the Company’s Chief Executive Officer or his or her designees, shall select and approve Objectives and Performance Factors as soon as practicable after the start of the Plan Year.

(a)	Establishing Each Objective: For each Objective the Committee shall establish:

(i)	a clear description / definition of such Objective;

(ii)
Threshold, Target and Stretch performance levels; provided, that, for certain Objectives, which are referred to herein as “Yes/No Objectives,” the Committee may determine that the performance level for such Objective is either met or it is not met (such as an Objective that requires net Charge-offs to be below a certain number of basis points). For each such Yes/No Objective, the Committee will only set a Target performance level and no Threshold or Stretch performance level will be set. As such, performance below the Target level will earn no incentive and performance above the Target level will only earn the Target Incentive and will not result in earning a Stretch Incentive; and

(iii)
the Weight for each Objective, stated as a percent, indicating the percent of the applicable Total Threshold Incentive, Total Target Incentive, or Total Stretch Incentive that may be earned for that Objective.

(b)	Establishing Performance Factors: For each Performance Factor, the Committee shall establish:
(i) a clear description/definition of such Performance Factor; and

(ii)	the maximum percentage that may be deducted from the Participant’s Earned Incentive (as defined below) for each Performance Factor.

The negative percentage indicates the maximum percent of the Earned Incentive (as defined below) that may be deducted for each Performance Factor.  For example, if the Committee establishes the regulatory standing of the Companies as a Performance Factor in a Plan Year and assigns a takeaway percentage of up to -50% for such Performance Factor, if a negative percentage is ultimately determined by the Committee for this Performance Factor due to the unfavorable regulatory standing of the Companies during the Plan Year, the Committee could then deduct up to the maximum negative percentage of -50%, multiplied against the Earned Incentive (as defined below).

7.    Calculating Level of Achievement of Objectives and Performance Factors.

The Company’s Chief Financial Officer and his or her designees shall provide the Committee with supporting documentation for each Objective and Performance Factor. This supporting documentation shall indicate actual results and include the source of information and calculations where relevant, and, with respect to Objectives, where the Companies’ actual results fall within the Threshold, Target and Stretch ranges. Management shall also provide appropriate documentation as required or requested by the Committee to evaluate performance on any Performance Factors selected by the Committee.

The Committee is responsible for determining the incentive earned for each Objective with a Threshold, Target and Stretch performance level as follows:

(a)	If actual results are below the Threshold, no incentive is earned for the Objective.

(b)	If actual results equal the Threshold, the Threshold Incentive for the Objective is earned.

(c)
If actual results are between Threshold and Target, straight-line interpolation is used to calculate an earned amount between the Threshold Incentive and the Target Incentive for the Objective. For example, if actual results are 50% above the Threshold but 50% below the Target, the incentive earned for the Objective is 50% above the Threshold Incentive and 50% below the Target Incentive.

(d)	If actual results equal the Target, the Target Incentive for the Objective is earned.

(e)
If actual results are between Target and Stretch, straight-line interpolation is used to calculate an earned amount between the Target Incentive and the Stretch Incentive for the Objective. For example, if actual results are 50% above the Target but 50% below the Stretch, the incentive earned for the Objective is 50% above the Target Incentive and 50% below the Stretch Incentive.

(f)	If actual results equal or exceed the Stretch, the Stretch Incentive for the Objective is earned.

The Committee is also responsible for determining the incentive earned for each Yes/No Objective as follows:

(a)	If actual results indicate that a Yes/No Objective has not been met, no incentive is earned for such Objective.

(b)	If actual results indicate that a Yes/No Objective has been met, the Target Incentive for such Objective is earned.

Once the Committee has determined the incentive earned for each Participant for each Objective (including any Yes/No Objective(s)) for the Plan Year (collectively, the “Earned Incentive”), the Committee shall determine the amount, if any, to be deducted for the selected Performance Factors. The Earned Incentive minus the amount of any deduction for the selected Performance Factors is referred to as the Participant’s “Actual Incentive”. The minimum negative assigned percentage for any Performance Factor is zero and the maximum negative assigned percentage for any Performance Factor shall be no more than -100% of the Earned Incentive.

8.     Sample of Threshold Incentives, Target Incentives, and Stretch Incentives by Objective and Sample Calculations for Earned Incentives and Actual Incentives.

The following table illustrates the establishment of Potential Incentives for a Plan Year.

Participant’s Salary		$300,000
	Potential Incentives for Plan Year
	As a Percentage of Base Salary	Expressed In Dollars
Total Threshold Incentive	25%	$75,000
Total Target Incentive	50%	$150,000
Total Stretch Incentive	75%	$225,000

Based on the Potential Incentives noted in the above table, the following table illustrates an example of how the Committee would administer the Plan by establishing individual Objectives and a negative Performance Factor.

Objectives
Objective	Weight	Threshold Incentive	Target Incentive	Stretch Incentive	Company’s Actual Results	Earned Incentive
Objective #1	40%	$30,000	$60,000	$90,000	At Stretch	$90,000
Objective #2	25%	$18,750	$37,500	$56,250	At Target	$37,500
Objective #3	20%	$15,000	$30,000	$45,000	50% above Target, but 50% below Stretch	$37,500(1)
Yes/No Objective #4	15%	$0	$22,500	N/A(2)	Yes, objective met	$22,500
Total	100%	$63,750(3)	$150,000	$213,750(3)		$187,500
					A	-18,750
				Actual Incentive		$168,750
Performance Factors
Performance Factors	Minimum Weight Set by Committee	Maximum Weight Set by Committee	Actual % Deducted Based on Committee’s Assessment	Amount Deducted in Dollars from Earned Incentive
Performance Factor #1	0%	-50%	-10%	$18,750	A

(1)
By way of example, if this Objective was a measure of net income with Threshold, Target and Stretch performance levels set at $8,000,000 in net income, $10,000,000 in net income and $12,000,000 in net income, respectively, and the Company’s Actual results were $11,000,000 (50% above Target but 50% below Stretch), the Earned Incentive would be calculated as follows: $30,000 + [($45,000 - $30,000) x .50] = $30,000 + $7,500 = $37,500.

(2)	Only the Target Incentive is earned on a Yes/No Objective.

(3)
If the Committee chooses one or more Yes/No Objectives during a Plan Year, because no Threshold Incentive or Stretch Incentive can be earned on a Yes/No Objective, the Total Threshold Incentive and Total Stretch Incentive will proportionally decrease based on the Weight of each Yes/No Objective during such Plan Year.

9. Termination of Employment during Plan Year.

The Participant shall not receive an incentive payout with respect to a Plan Year if, for reasons other than a Termination Event as defined in this Section, the employment of the Participant is terminated during the Plan Year or the duties of the position of the Participant are changed during the Plan Year so that he/she is no longer eligible to participate as described in Sections 4 and 5.

The following shall each constitute a “Termination Event”:

(a)	Death of the Participant while employed by any of the Companies.

(b)	Retirement of the Participant from the Companies with the approval of the Board.

(c)
Disability of the Participant while employed by any of the Companies. For the purpose of this Section 9, the term “disability” shall mean the inability of a Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued or of indefinite duration, to perform his or her duties for the Companies. The determination of a Disability shall be made by the Committee based on medical evidence from an independent physician selected by the Participant with the approval of the Committee and shall date from the original cessation of work.

(d)	Removal of a Participant from the Plan, as approved by the Committee in its discretion.

In the event of a Termination Event as described above, the Participant or his or her beneficiary shall receive an incentive payment for the Plan Year equal to the amount determined under Sections 6 and 7, multiplied by a fraction, the numerator of which is the number of full calendar months during the Plan Year in which he or she was a Participant prior to the Termination Event and the denominator of which is twelve.

10. Leaves of Absence.

In general, the determination of an award for an individual who has taken a leave of absence during a Plan Year shall mirror the pro-rata payment provisions of Section 9 above. However, the Committee shall, in its sole discretion, determine the amount of award in each case so as to preserve the intent of the Plan and maintain compliance with state or federal regulations such as the Family Medical Leave Act (FMLA).

11. Payment of Incentive Awards.

The Actual Incentive earned for a Plan Year shall be paid by the Company (or its subsidiaries) to the Participant or his or her Beneficiary by the earlier of: (i) March 15 following the end of the Plan Year; or (ii) thirty days following the determination of performance results for the Plan Year and the final calculation of incentives earned by Participants. If the final financial and performance results are not determined by March 15th following the end of the Plan Year, then the Committee shall use its best judgment in estimating the financial results and other performance metrics to determine the amounts to be paid under this Plan. A Participant must be an employee on the day of payment in order to be eligible, except as described in Section 9 where a Termination Event occurs.

12. Incentive Payment Clawback.

If the Committee determines that all of the following conditions exist, the Companies will seek reimbursement with respect to cash incentive compensation paid or awarded to a Participant:

(a)
the incentive compensation payment or award (or the vesting of such award) was based upon the achievement of financial results that were subsequently the subject of a restatement to correct an accounting error due to material noncompliance with any financial reporting requirement, regardless of whether the Audit Committee of the Board of Directors of the Company determined in its sole discretion, exercised in good faith, that gross negligence, fraud or misconduct by an employee or employees caused or contributed to the need for the restatement;

(b)	a lower payment or award would have been made to the Participant (or lesser or no vesting would have occurred with respect to such award) based upon the restated financial results; and

(c)	the need for the restatement was identified within three years after the date of the first public issuance or filing of the financial results that were subsequently restated.

The Companies will also comply with any incentive clawback requirement promulgated under applicable laws, rules, and regulations specifically relating to incentive clawbacks, including the applicable sections of the Dodd-Frank Wall Street Reform and Consumer Protection Act as they become formalized in the future.

The Companies will seek to recover from a Participant the portion of any cash incentive paid to or received by such Participant for or during each of the restated periods that is greater than the amount that would have been paid or received had the financial results been properly reported.

The Companies may, to the extent permitted by law, rule, or regulation, enforce a Participant’s obligation under this Section 12 by reducing any amounts that may be owing from time-to-time by any of the Companies to such Participant, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason.

The Audit Committee shall have full and final authority to make the determination set forth in sub-paragraph (a) above, and the Committee shall have full and final authority to make all other determinations under this Plan.

The repayment of incentive compensation under this Plan is in addition to any other right or remedy available to the Companies.

13. Non-Assignability of Incentive Awards.

The right to receive payment of cash incentives shall not be assignable or transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession.

14. No Trust Fund: Unsecured Interest.

A Participant shall have no interest in any fund or specified asset of any of the Companies with respect to any Potential Incentive or actual incentive earned. No trust fund shall be created in connection with this Plan or any Potential Incentive or earned incentives. Any amounts which are or may be set aside under the provisions of this Plan shall continue for all purposes to be a part of the general assets of the Companies, and no person or entity other than the Companies shall, by virtue of the provisions of this Plan, have any interest in such assets. No right to receive payment from the Companies pursuant to this Plan shall be greater than the right of any unsecured creditor of the Companies.

15. No Right or Obligation of Continued Employment.

Nothing contained in this Plan shall require any of the Companies to continue to employ the Participant, nor shall the Participant be required to remain in the employment of any of the Companies.

16. Withholding.

There shall be deducted from the payment of any cash incentive the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Companies to such authority for the account of the person entitled to such payment.

17. Retirement Plans.

In no event shall any amounts accrued or payable under this Plan be treated as compensation for the purpose of determining the amount of contributions or benefits to which a Participant shall be entitled under any retirement plan to which the Companies may be a party, other than the Bank’s existing 401(k) Savings Plan.

18. Dilution or Other Adjustments.

If there is any change in any of the Companies because of a merger, consolidation or reorganization involving any of the Companies, the Committee shall make such adjustments to any provisions of this Plan, as the Committee deems desirable to prevent the dilution or enlargement of rights granted hereunder.

19. Administration of this Plan.

This Plan is administered by the Committee, with no Participant serving on the Committee. The Committee shall have plenary authority in its discretion, among other things, to designate Participants; to determine the maximum Potential Incentive of each Participant; to select Objectives, Weights and Threshold, Target, and Stretch performance levels for each Objective for each Participant; to select Performance Factors and assign negative percentage weights with respect thereto for each Participant; to determine actual funded and earned incentives; to interpret this Plan; and to prescribe, amend, and rescind rules and regulations relating to this Plan, provided that no member of the Committee shall take part in any action with respect to the decisions to pay or determine the terms or conditions of any cash incentive to himself or herself. In making awards hereunder, the Committee shall take into consideration the adequacy of the Company’s accrual for compensation for the Participants, which it may review on a quarterly basis or at such other times that the Committee deems appropriate.

20. Amendment and Termination of this Plan.

This Plan may be amended or terminated at any time by the Committee.

21. Binding on Successors.

The obligations of the Companies under this Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Companies, as the case may be, and the term Companies, whenever used in the Plan, shall mean and include any such organization after the succession.

22. Applicable Law.

This Plan shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles.